Exhibit 4.1

FIRST AMENDMENT TO WARRANT NO. A TO PURCHASE COMMON STOCK

This First Amendment (the “Amendment”) to Warrant No. A to Purchase Common Stock dated April 9, 2009 (“Warrant A”) is made on this 23rd day of September, 2009, by and between Deerfield Capital Corp., a Maryland corporation (the “Company”) and Pegasus Deerfield (AIV), LLC, a Delaware limited liability company (together with its permitted transferees, successors, Affiliates (as such term is defined in Warrant A) and assigns, the “Holder”). The Company and the Holder are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, on April 9, 2009, the Company executed Warrant A providing that the Holder be entitled to purchase 2,500,000 fully paid nonassessable shares of Common Stock (as defined therein) upon the terms set for therein;

WHEREAS, the Parties desire to amend Warrant A on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Warrant A.

2. Amendments.

a. The first sentence of Section 2(d) of Warrant A is hereby deleted and replaced in its entirety with the following sentence:

Provided that the average invested capital of Holder in Fund I and DLC GP during the period commencing on the date that is nine (9) months following the Initial Closing Date and terminating on the date that is twenty-seven (27) months following the Initial Closing Date is at least equal to $50,000,000, Holder shall vest in the Warrant Shares in accordance with its Vesting Percentage.

b. The second sentence of Section 2(e) of Warrant A is hereby deleted and replaced in its entirety with the following sentence:

For the avoidance of doubt, no Warrants shall vest prior to the date that is twenty-seven (27) months following the Initial Closing Date.

3. Miscellaneous.

a. Except as herein expressly amended, all terms, covenants and provisions of Warrant A are and shall remain in full force and effect. In the event of a conflict between this Amendment and Warrant A, the terms and conditions of this Amendment shall control for all purposes. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successor and assigns.

b. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

DEERFIELD CAPITAL CORP.

By: /s/ Jonathan W. Trutter
Name: Jonathan W. Trutter
Title: CEO

PEGASUS DEERFIELD (AIV), LLC
By: Pegasus Investors IV, L.P., its managing member
By: Pegasus Investors IV GP, L.L.C., its general partner

By: /s/ Rodney Cohen
Name: Rodney Cohen
Title: Vice President